EXHIBIT 23(b)



          INDEPENDENT AUDITORS' CONSENT


          We consent to the incorporation by reference in this Registration Statement of TUC Holding Company (to be known as Texas Utilities Company) on Form S-8 of our report dated February 10, 1997, on ENSERCH Corporation and subsidiaries (ENSERCH) appearing in ENSERCH's Annual Report on Form 10-K for the year ended December 31, 1996 and of our report dated June 26, 1997, on the ENSERCH Corporation Employees Stock Purchase and Savings Plan appearing in the Plan's Annual Report on Form 11-K for the year ended December 31, 1996.



          /s/ Deloitte & Touche LLP


          Dallas, Texas
          August 4, 1997